FOR IMMEDIATE RELEASE October 4, 2016

PCS EDVENTURES! DISCUSSES SHAREHOLDER’S MEETING

CEO Todd Hackett Conducts Annual Shareholder’s Meeting

Boise, Idaho, October 4th, — PCS (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the successful conclusion of its Annual Shareholder’s Meeting held on Friday, September 23rd, 2016 at 10 am at the PCS EdventuresLAB located at 345 Bobwhite Ct. Ste. 200, Boise, Idaho, 83706.

The meeting was called to order by CEO Todd Hackett and results of the voting were announced as follows:

Pass: Election of Directors Todd Hackett, Mike Bledsoe, and Robert Grover

Pass: Ratification of M&K as our Auditors

Pass: Increase authorized shares from 100MM to 150MM shares

Pass: Increase incentive stock pool from 8MM to 10MM shares

No other issues were brought before the Board for review. Mike Bledsoe, the new VP and Treasurer for PCS spoke briefly about his experience with the Company since he joined in July, his confidence in the team of people assembled and his optimism for the Company’s growth.

Following the announcement of results, CEO Hackett provided a high level overview of accomplishments for FY 2016, and highlighted the opportunities and progress underway now for FY2017 as follows:

FY2016 Highlights

●	Increased revenue from $2.9MM to $3.3MM
●	Successful conclusion of our largest Saudi contract to date
●	Largest corporate partner sale to date in Q4
●	Established a significant new STEM sales channel with School Specialty
●	Significant STEM product advancements - digital platform launched, new curriculum format launched
●	Acquisition of drone company Thrust UAV - 30% CAGR drone market opportunity

FY2017 Progress to Date

●	Secured an $825K development contract shortly after the Thrust UAV acquisition
●	Secured a new Saudi contract for $693K
●	Successful wireless video pilot contract conducted
●	Expanded our reseller relationship with School Specialty
●	Exiting R&D stage for the Riot250RPro and now entering sales stage. Demo units delivering to distributors this week and marketing efforts commencing for Q3

More detailed presentations on Mr. Hackett’s highlights were conducted by Robert Grover, Executive Vice President, addressing STEM issues, and Joe Egusquiza, Business Manager for Thrust UAV addressing issues related to the drone market.

Interested investors and shareholders who missed the meeting can view the recording at the following URL: https://www.youtube.com/watch?v=-t2rSI6wosQ

About PCS:

PCS Edventures!.com, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com
Investor Relations Web Site: pcsv.global

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